January 4, 2006



Mr. Fred W. Rickert
Chief Financial Officer
Maui Land & Pineapple Company, Inc.
120 Kane Street, P.O. Box 187
Kahului, Maui, Hawaii 96733


	Re:	Maui Land & Pineapple Company, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
Filed March 29, 2005
      File No. 001-06510


Dear Mr. Rickert:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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